Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Jennison Blend Fund, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 811-03336 and 002-75128) on Form N-1A of Jennison Blend Fund, Inc. (hereafter referred to as the “Fund”) of our report dated October 27, 2008, with respect to the statement of assets and liabilities of the Fund, including the portfolio of investments, as of August 31, 2008, and the related statement of operations for the year then ended, the statement of changes in net assets for the year then ended, the eight month period ended August 31, 2007 and the year ended December 31, 2006, and the financial highlights for the year then ended, the eight month period ended August 31, 2007 and each of the years in the three-year period ended December 31, 2006, which report appears in the August 31, 2008 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

December 29, 2008